EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836

Sensient Technologies Corporation
Reports Earnings for the Quarter Ended March 31, 2005

Debt Reduced by $19.2 Million in First Quarter
Flavors & Fragrances Group Profits Up 12.9%

      MILWAUKEE—April 18, 2005—Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 27 cents for its first quarter ended March 31, 2005. Results for the first quarter include a one-time expense of $4.5 million ($2.8 million, or six cents, after tax). Without this one-time expense, diluted earnings per share would have been 33 cents. The expense is related to an interim order in an arbitration with a customer, which is expected to be finalized in May. The arbitrators determined that all Sensient products performed as specified, but they ruled to enforce a previously disputed settlement proposal. Under this settlement, Sensient will make a one-time up front payment in exchange for multi-year contract extensions totaling approximately $80 million in purchases. Results for the first quarter of 2005 also include tax benefits of approximately two cents per share for adjustments related to foreign tax liabilities. Diluted earnings per share in the prior year’s first quarter were 32 cents.

      Revenue for the first quarter of 2005 was $250.9 million compared to $254.1 million in the prior year’s first quarter. Total debt as of March 31, 2005, was $596.0 million, a reduction of $19.2 million in the quarter.

      “We are satisfied with the conclusion of the recent arbitration,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “Although the settlement requires a one-time expense, the multi-year contracts we will receive in return

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Sensient Technologies Corporation Earnings Release — First Quarter ended March 31, 2005 April 18, 2005	Page 2

are the longest in the Company’s history and very favorable to both the Color Group and the Flavors & Fragrances Group.

      “For the quarter, we saw significant improvement in our flavor business, where profit increased at a double-digit rate. We also continue to make progress on our debt reduction initiatives.”

BUSINESS REVIEW

      Flavors & Fragrances Group revenue grew to $153.6 million for the quarter ended March 31, 2005, compared to $151.6 million in the prior year’s comparable period. Quarterly operating income increased to $20.1 million compared to $17.8 million in the first quarter of 2004. Group revenue in the quarter benefited from favorable foreign exchange rates and growth in sales of traditional flavors in North America. Sales of traditional flavors in Europe were down slightly in local currency. Operating income in the quarter was favorably impacted by foreign exchange rates, higher profitability in dehydrated flavors and cost reductions throughout the Group.

      Color Group revenue equaled $90.1 million for the quarter ended March 31, 2005, compared to $94.1 million for the comparable period in 2004. Operating income for the first quarter was $14.8 million compared to $15.6 million in the prior year. Favorable foreign exchange rates and strong demand for food and beverage colors in the North American market contributed to first quarter Color Group revenue. Sales of cosmetic colors and ingredients also showed strong growth in the quarter. Sales gains in these areas were offset by lower sales of inkjet inks, primarily related to the winding up of a supply agreement with an original equipment manufacturer. Sales of inkjet products for the aftermarket and for other original equipment manufacturers grew at a double-digit rate in the quarter.

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Sensient Technologies Corporation Earnings Release — First Quarter ended March 31, 2005 April 18, 2005	Page 3

2005 OUTLOOK

      Sensient now expects 2005 diluted earnings per share to be between $1.57 and $1.60. This revised guidance reflects the one-time settlement expense of six cents incurred this quarter.

CONFERENCE CALL

      The Company will host a conference call to discuss its 2005 first quarter financial results at 9:00 a.m. CDT on Monday, April 18, 2005. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

      A replay will be available beginning at 1:00 p.m. CDT on April 18, 2005, through midnight on April 25, 2005, by calling (706) 645-9291 and referring to passcode 5521543. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.

      This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2004. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

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Sensient Technologies Corporation Earnings Release — First Quarter ended March 31, 2005 April 18, 2005	Page 4

ABOUT SENSIENT TECHNOLOGIES

      Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

      www.sensient-tech.com

Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 5

Consolidated Statements of Earnings

	Three Months Ended March 31,
	2005	2004	% Change
Revenue	$250,877	$254,140	(1.3)

Cost of products sold	176,297	179,775	(1.9)
Selling and administrative expenses	49,702	45,782	8.6

Operating income	24,878	28,583	(13.0)
Interest expense	8,724	7,363

Earnings before income taxes	16,154	21,220	(23.9)
Income taxes	3,323	6,260

Net earnings	$12,831	$14,960	(14.2)

Earnings per common share:
Basic	$0.27	$0.32	(15.6)

Diluted	$0.27	$0.32	(15.6)

Average common shares outstanding:
Basic	46,735	46,475	0.6

Diluted	47,167	46,738	0.9

Results by Segment	Three Months Ended March 31,
Revenue	2005	2004	% Change
Flavors & Fragrances	$153,576	$151,564	1.3
Color	90,060	94,141	(4.3)
Corporate & Other	18,302	16,859	8.6
Intersegment elimination	(11,061)	(8,424)	31.3

Consolidated	$250,877	$254,140	(1.3)

Operating Income

Flavors & Fragrances	$20,105	$17,812	12.9
Color	14,764	15,649	(5.7)
Corporate & Other	(9,991)	(4,878)

Consolidated	$24,878	$28,583	(13.0)

Reconciliation of Non-GAAP Disclosures	Three Months Ended March 31,
	2005	2004	% Change
Diluted earnings per share	$0.27	$0.32	(15.6)

One-time expense related to arbitration interim order	0.06	—

Diluted earnings per share excluding one-time item	$0.33	$0.32	3.1

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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 6

Consolidated Condensed Balance Sheets
March 31,	2005	2004
Current assets	$530,457	$533,564
Intangibles (net)	457,803	440,381
Property, plant and equipment (net)	401,047	384,479
Other assets	64,824	77,978

Total Assets	$1,454,131	$1,436,402

Current liabilities	$244,822	$268,118
Long-term debt	507,885	522,474
Accrued employee and retiree benefits	36,529	30,853
Other liabilities	13,592	34,479
Shareholders’ equity	651,303	580,478

Total Liabilities and Shareholders’ Equity	$1,454,131	$1,436,402

Consolidated Statements of Cash Flows
Three Months Ended March 31,	2005	2004
Net cash provided by operating activities	$20,285	$24,826

Cash flows from investing activities:
Acquisition of property, plant and equipment	(6,500)	(9,635)
Decrease in other assets	184	2,078

Net cash used in investing activities	(6,316)	(7,557)

Cash flows from financing activities:
Proceeds from additional borrowings	18,767	19,470
Debt and capital lease payments	(24,110)	(29,013)
Dividends paid	(7,063)	(7,009)
Proceeds from options exercised and other	891	326

Net cash used in financing activities	(11,515)	(16,226)

Effect of exchange rate changes on cash and cash equivalents	(119)	(276)

Net increase in cash and cash equivalents	2,335	767
Cash and cash equivalents at beginning of period	2,243	3,250

Cash and cash equivalents at end of period	$4,578	$4,017

Supplemental Information
Three Months Ended March 31,	2005	2004
Depreciation and amortization	$12,011	$12,247

Dividends per share	$0.15	$0.15

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